Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES SECONDARY COMMON STOCK OFFERING

MAY 5, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE:FRZ), announced today that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed secondary offering of 4,590,258 shares of its common stock, representing approximately 21.2 percent of Reddy Ice’s common shares outstanding. Certain selling stockholders also expect to grant the underwriters an option to purchase an additional 688,539 shares of common stock to cover over-allotments, if any.

All of the shares being offered will be sold by current Reddy Ice stockholders, including affiliates of Bear Stearns Merchant Banking and Trimaran Fund Management L.L.C. and members of management. Reddy Ice will not receive any proceeds from this offering.

Bear, Stearns & Co. Inc. and Lehman Brothers are acting as joint book-running managers of the offering with Goldman, Sachs & Co., Wachovia Securities, Piper Jaffray and Morgan Keegan & Company, Inc. acting as co-managers for the offering.

A copy of the prospectus relating to these securities may be obtained, when available, from: Bear, Stearns & Co. Inc., attention: Prospectus Department, 383 Madison Avenue, New York, New York 10179, telephone (631) 254-7129.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

ABOUT REDDY ICE

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although Reddy Ice believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.